SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
☐ Confidential, for the Use of the Commission only (as permitted by Rule 14a-6(e)(2))

Cray Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS
Dear Cray Inc. Shareholder:
      You are cordially invited to attend the Annual Meeting of Shareholders of Cray Inc. which will be held on the 7th floor of our corporate headquarter offices, located at Merrill Place, 411 First Avenue South, Seattle, Washington 98104-2860, on May 11, 2005, at 2:00 p.m.
      At the Annual Meeting, shareholders will have the opportunity to vote on the following matters:

1.	To elect nine directors, each to serve a one-year term;

2.	To amend the 2001 Employee Stock Purchase Plan to comply with a new accounting rule and to provide administrative improvements; and

3.	To conduct any other business that may properly come before the meeting, and any adjournments of the meeting.
      If you were a shareholder of record on March 14, 2005, the record date for the Annual Meeting, you are entitled to vote on these matters.
      At the Annual Meeting, we will review our performance during the past year and comment on our outlook. You will have an opportunity to ask questions about Cray and our operations.
      Regardless of the number of shares you own, your vote is important. You may vote in one of the following methods:

•	by Internet;

•	by telephone;

•	by proxy card; or

•	in person at the Annual Meeting.
      Voting by the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. You also help us reduce postage and proxy tabulation costs. Or you may sign and return the proxy card in the enclosed envelope. Even if you plan to attend the Annual Meeting, we urge you to vote at your earliest convenience so we avoid further solicitation costs. Any shareholder attending the meeting may vote in person even if he or she has voted previously.
      Details of the business to be conducted at the Annual Meeting are more fully described in the accompanying Proxy Statement.
      We look forward to seeing you. Thank you for your ongoing support of and interest in Cray.

Sincerely,

James E. Rottsolk
Chairman and Chief Executive Officer
Seattle, Washington
April 7, 2005

PROXY STATEMENT

IMPORTANT
          Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience. You may vote by Internet or by telephone, or sign, date and return the enclosed proxy card. Promptly voting by Internet or by telephone or returning the proxy card will save us the expense and extra work of additional solicitation. If you wish to return the proxy card by mail, an addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Voting by Internet or by telephone or sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as you may revoke your earlier vote.

CRAY INC.
411 First Avenue South, Suite 600
Seattle, Washington 98104-2860
PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
May 11, 2005
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Proxy Statement?

A:	We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares of common stock at the 2005 Annual Meeting of Shareholders.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may vote by Internet or by telephone or complete, sign and return the enclosed proxy card.

We began sending this Proxy Statement out on or about April 7, 2005, to all shareholders entitled to vote. If you owned shares of our common stock at the close of business on March 14, 2005, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were 87,703,979 shares of our common stock outstanding, our only class of stock having general voting rights.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock that you owned on the record date. The proxy card indicates the number of shares you owned on the record date.

Q:	How can I vote?

A:	You may vote by using the Internet, by telephone, by returning the enclosed proxy card or by voting in person at the Annual Meeting.

Q:	How do I vote by Internet or by telephone?

A:	For Shares Registered Directly in Your Name:

If your shares are registered directly in your name, you may vote on the Internet or by telephone through services offered by our transfer agent, Mellon Investors Services LLC. Internet voting is available at the following address: http://proxyvoting.com/cray. You should read this Proxy Statement and be prepared to vote, and have available your 11-digit control number located on the right side at the bottom of your proxy card.

To vote by telephone, please use a touch-tone phone and call 1-866-540-5760 (toll-free). You will be asked to enter your 11-digit control number located on your proxy card.

You may vote by Internet or by telephone 24 hours a day, 7 days a week until 11:59 p.m. Eastern Daylight Time/8:59 p.m. Pacific Daylight Time on May 10, 2005, the day before the Annual Meeting.

For Shares Registered in the Name of a Brokerage Firm or Bank:

A number of brokerage firms and banks participate in a program for shares held in “street name” that offers Internet and telephone voting options. This program is different from the program provided by Mellon Investor Services LLC, for shares registered directly in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in this program, you may vote those shares by using the web site or calling the telephone number referenced on your voting form and following the instructions provided by your broker or banker.

Q:	How do I vote by proxy?

A:	If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

1.	“for” electing the nine nominees for director, each to serve one-year terms.

2.	“for” approval of amendments to our 2001 Employee Stock Purchase Plan to comply with a new accounting rule and to provide administrative improvements.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May I change my vote or revoke my proxy?

A:	Yes. If you change your mind after you have voted by Internet or telephone or sent in your proxy card and wish to revote, you may do so by following these procedures:

1.	Vote again by Internet or by telephone;

2.	Send in another signed proxy with a later date;

3.	Send a letter revoking your vote or proxy to our Corporate Secretary at our offices in Seattle, Washington; or

4.	Attend the Annual Meeting and vote in person.

We will tabulate the latest valid vote or instruction that we receive from you.

Q:	How do I vote if I hold shares in my Cray 401(k) account?

A:	Shares of Cray stock held in the Cray 401(k) Savings Plan and Trust (the “401(k) Plan”) are registered in the name of the Trustee of the 401(k) Plan, Fidelity Management Trust Company. Nevertheless, under the 401(k) Plan participants may instruct the Trustee how to vote the shares of Cray common stock allocated to their accounts.

The shares allocated under the 401(k) Plan can be voted by submitting voting instructions by Internet, by telephone or by mailing in a special proxy card with respect to the shares held in the participant’s account; this card has a blue stripe at the top. Voting of shares held in the 401(k) Plan must be completed by the close of business on Friday, May 6, 2005. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.

The Trustee will cast votes for shares in the 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the “street name” of your bank or brokerage firm, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account executive to learn how to obtain a legal proxy.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting.

Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve each proposal?

A:	Proposal 1: To Elect Nine Directors

The nine nominees for Director who receive the most votes will be elected. Accordingly, if you do not vote for a nominee, or you indicate “withhold authority to vote” for a nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2: To Amend Our 2001 Employee Stock Purchase Plan

To approve the amendments to our 2001 Employee Stock Purchase Plan, the number of shares voted in favor of the proposal must exceed the number of shares voted against. If you do not vote, or if you abstain from voting, it has no effect on this proposal.

Q:	What is the effect of broker non-votes?

A:	If your broker holds your shares in its “street name” and does not receive voting instructions from you, your broker nevertheless may vote your shares on Proposal 1 but not on Proposal 2.

If a broker does not vote for a particular proposal, that is considered a broker non-vote. Broker non-votes will be counted for the purpose of determining the presence of a quorum.

A broker non-vote would have no effect on the outcome of Proposal 1 or Proposal 2 as only a plurality of votes cast is required to elect a Director, and a majority of the votes cast is required to approve the amendments to our 2001 Employee Stock Purchase Plan.

Q:	Who will count the vote?

A:	Representatives of Mellon Investor Services LLC, our transfer agent, will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?

A:	We keep all the proxies, ballots and voting tabulations private as a matter of practice. We let only our Inspector of Elections (Mellon Investor Services LLC) examine these documents. We will not disclose your vote to our management unless it is necessary to meet legal requirements. We will forward to management, however, any written comments that you make on the proxy card or elsewhere.

Q:	Who pays the costs of soliciting proxies for the Annual Meeting?

A:	We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, via the Internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. W. F. Doring & Co., Inc. may help solicit proxies for an approximate cost of $4,500 plus reasonable expenses.

Q:	I receive multiple copies of the Proxy Statement and Annual Report on Form 10-K, and other documents from Cray. Can I reduce the number of copies that I receive?

A:	Yes.

For registered shareholders of record:

We are working with our transfer agent to reduce the number of copies of the annual meeting materials and other correspondence you receive from us. Through a process called “householding,” SEC regulations permit us to deliver a single copy of our Proxy Statement and Annual Report to shareholders sharing the same address. You would still receive a separate proxy card for each account for voting on the proposals being submitted to the shareholders.

At a later date, you will receive a letter of consent from our transfer agent offering to household eligible registered shareholder accounts. At that time, return the consent letter to the address specified and your accounts will be set up for householding. If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate documents mailed within 30 days after receipt of your revocation.

For shareholders who own their shares through a brokerage firm, bank or other nominee:

Householding has been implemented for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same brokerage firm, bank or other nominee. This has saved us sending over 7,500 additional copies this year. If you hold your shares in street name and would like to start or stop householding, please call 1-800-542-1061 and provide the name of your broker, bank or other nominee and your account number(s).

Q:	As a registered shareholder, can I view future proxy statements, annual reports and other documents over the Internet, and not receive any hard copies through the mail?

A:	Yes. If you wish to elect to view future proxy statements, annual reports and other documents only over the Internet, please visit the Mellon Investor Service Direct web page, www.melloninvestor.com/isd/, and follow the instructions for establishing a personal identification number and obtaining your documents electronically. Your election to view these documents over the Internet will remain in effect until you revoke it. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Allowing us to household annual meeting materials or electing to view them electronically will help us save on the cost of printing and distributing these materials.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about the Annual Meeting or voting, or your ownership of our common stock, please contact Kenneth W. Johnson, our Corporate Secretary, at (206) 701-2000. Mr. Johnson’s email is ken@cray.com.

OUR COMMON STOCK OWNERSHIP
      The following table shows, as of March 21, 2005, the number of shares of our common stock beneficially owned by the following persons: (a) all persons we know to be beneficial owners of at least 5% of our common stock, (b) our directors, (c) the executive officers named in the Summary Compensation Table and (d) all directors and executive officers as a group. As of March 21, 2005, there were 87,843,417 shares of our common stock outstanding.

		Options or
		Warrants
	Common	Exercisable
	Shares	Within	Total Beneficial
Name and Address*(1)	Owned	60 Days	Ownership	Percentage

5% Shareholders
Terren S. Peizer(2)	—	5,157,198	5,157,198	5.55%
11111 Santa Monica Blvd., #650
Los Angeles, CA 90025
Granahan Investment Management, Inc.(3)	4,722,696	—	4,722,696	5.38%
275 Wyman Street, Suite 270
Waltham, MA 02154

Independent Directors
Daniel J. Evans	31,143	88,500	119,643	**
John B. Jones, Jr.	7,800	28,333	36,133	**
Kenneth W. Kennedy, Jr.	1,292	97,500	98,792	**
Stephen C. Kiely	15,000	109,000	124,000	**
Frank L. Lederman	—	40,000	40,000	**
Sally G. Narodick	5,000	30,000	35,000	**
Daniel C. Regis	—	30,001	30,001	**
Stephen C. Richards	25,000	30,000	55,000	**

Named Executives
James E. Rottsolk(4)	161,664	1,454,568	1,616,232	1.81%
Burton J. Smith	227,829	1,026,000	1,253,829	1.41%
Peter J. Ungaro	20,436	900,000	920,436	1.04%
Kenneth W. Johnson(5)	92,664	400,200	492,864	**
David R. Kiefer	48,701	395,000	443,701	**
Gerald E. Loe	63,603	492,284	555,887	**

All directors and executive officers as a group (15 persons)	725,718	5,582,431	6,308,149	6.75%

*	Unless otherwise indicated, all addresses are c/o Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

**	Less than 1%

(1)	This table is based upon information supplied by the named executive officers, directors and 5% shareholders. Unless otherwise indicated in these notes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options and warrants held by the person or group in question, which may be exercised or converted on March 21, 2005, or within 60 days thereafter.

(2)	Mr. Peizer has sole voting and dispositive powers regarding the shares of common stock underlying certain warrants, which are held of record by Laphroig LLC (warrants for 4,882,438 shares) and Chinaco LLC (warrants for 256,970 shares).

(3)	Based on a Schedule 13G as of December 31, 2004, and dated February 9, 2005, Granahan Investment Management, Inc., had sole voting power and sole dispositive power over 1,025,196 shares and 4,722,696 shares, respectively, and shared voting power over 3,697,500 shares.

(4)	Mr. Rottsolk disclaims beneficial ownership of 5,871 shares for which he has voting and dispositive powers as custodian for his son under the Washington Uniform Gifts to Minors Act.

(5)	Mr. Johnson disclaims beneficial ownership of 2,600 shares for which he has voting and dispositive powers as a trustee of trusts for the benefit of his children, 100 shares owned by his wife and 500 shares owned by a child.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.
      We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we believe that all of these reporting persons complied with their filing requirements for 2004, except that Daniel C. Regis filed one report late covering one sale of common stock.
CORPORATE GOVERNANCE
      The goals of our Board of Directors are to build long-term value for our shareholders and to assure our vitality for our customers, employees and others that depend on us. Our Board has adopted and follows corporate governance practices that our Board and our senior management believe promote these purposes, are sound and represent best practices. To this end we have adopted charters for each of our Board committees, guidelines for our corporate governance and a Code of Business Conduct that applies to all of our directors, officers and employees. We periodically review these governance practices against requirements of the Securities and Exchange Commission, the listing standards of the Nasdaq National Market System, the laws of the State of Washington and practices suggested by recognized corporate governance authorities.
The Board of Directors
      The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel and outside auditors), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.
      Currently our Board has ten members. The Board has determined that eight directors, identified on the Common Stock Ownership table above, meet the Nasdaq National Market System standards for independence. Only independent directors serve on our Audit, Compensation and Corporate Governance Committees.
      The Board met seven times and the Board committees held a total of 23 meetings during 2004. Each director attended at least 85% of the meetings of the Board and relevant committees, except that Daniel J. Evans attended 14 of 21 total meetings of the Board and committees on which he sat and, before his resignation from the Board, William A. Owens attended four of six total meetings of the Board and committees on which he sat. The average attendance for all directors at Board and committee meetings was over 91%.

The Committees of the Board
      The Board has established an Audit Committee, a Compensation Committee and a Corporate Governance Committee as standing committees of the Board. None of the Directors who serve as members of these committees is, or has ever been, one of our employees.
      Audit Committee. The current members of the Audit Committee are: Daniel C. Regis (chair), Stephen C. Richards and Sally G. Narodick. During 2004, Daniel J. Evans and Frank L. Lederman also served on the Audit Committee until Ms. Narodick and Mr. Richards joined the Board. The Committee and the Board have determined that each member of the Audit Committee is “independent,” as that term is defined in SEC and Nasdaq National Market rules and regulations, and that Mr. Regis is an “audit committee financial expert,” as that term is defined in SEC regulations. The Audit Committee had 11 meetings during 2004. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of:

•	the quality and integrity of our accounting and financial reporting processes and the audits of our financial statements,

•	the qualifications and independence of the public auditing firm engaged to issue an audit report on our financial statements,

•	the performance of our systems of internal controls, disclosure controls and internal audit functions, and

•	our procedures for legal and regulatory compliance, risk assessment and business conduct standards.
      The Audit Committee is directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating and replacing any independent auditor engaged by us for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us.
      The Audit Committee charter and the Code of Business Conduct are available on our web site: www.cray.com under Investors-Corporate Governance and Charters. The report of the Audit Committee regarding its review of the financial statements and other matters is set forth below on page 17.
      Compensation Committee. The current members of the Compensation Committee are: Frank L. Lederman (Chair), John B. Jones, Jr., Kenneth W. Kennedy, Jr. and Stephen C. Kiely. During 2004, David N. Cutler served on the Compensation Committee until his retirement at the 2004 Annual Meeting, at which time he was replaced by Mr. Lederman. The Committee and the Board have determined that each member of the Compensation Committee is “independent,” as that term is defined in Nasdaq National Market rules and regulations. The Compensation Committee had four meetings in 2004. The Compensation Committee assists the Board of Directors in fulfilling its responsibilities for the oversight of:

•	our compensation policies, plans and benefit programs,

•	the compensation of the chief executive officer and other executive officers, and

•	the administration of our equity compensation plans.
      Our compensation policies, plans and programs are to be designed to attract and retain the best personnel to allow us to achieve our goals and maintain our competitive posture. We seek to foster an environment that rewards superior performance and aligns the interests of our employees to the long-term interests of our shareholders through equity incentives.
      The Compensation Committee adopted a charter that has been approved by the Board of Directors. The Compensation Committee charter is available on our web site: www.cray.com under Investors-Corporate Governance and Charters. Each year, the Compensation Committee reports to you on executive compensation. The Compensation Committee’s Report on Executive Compensation for 2004 is set forth below beginning on page 14.
      Corporate Governance Committee. The current members of the Corporate Governance Committee are: Stephen C. Kiely (Chair), Frank L. Lederman and Daniel C. Regis. During 2004, Daniel J. Evans served on the Corporate Governance Committee until the election of Mr. Lederman to the Board in May 2004. The

Committee and the Board have determined that each member of the Corporate Governance Committee is “independent,” as that term is defined in Nasdaq National Market rules and regulations. The Corporate Governance Committee held eight meetings in 2004. The Corporate Governance Committee has the responsibility to:

•	develop and recommend to the Board a set of corporate governance principles,

•	recommend qualified individuals to the Board for nomination as directors,

•	lead the Board in its annual review of the Board’s performance, and

•	recommend directors to the Board for appointment to Board committees.
      The Corporate Governance Committee has adopted a charter and Corporate Governance Guidelines, both of which have been approved by the Board of Directors. The Corporate Governance Committee charter and the Corporate Governance Guidelines are available on our web site: www.cray.com under Investors-Corporate Governance and Charters.

Lead Director
      In January 2005 the Board appointed Stephen C. Kiely as Lead Director. As Lead Director, Mr. Kiely consults with Mr. Rottsolk, as Chairman of the Board, regarding agenda items for Board meetings; chairs executive sessions of the Board’s independent directors; communicates concerns of the independent directors to the Chairman; and performs such other duties as the Board deems appropriate.

Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals
      Communications. The Corporate Governance Committee has established a procedure for our shareholders to communicate with the Board. Communications should be in writing, addressed to: Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860, and marked to the attention of the Board or any of its individual committees or the Lead Director. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved, in the case of the communications addressed to the Board as a whole, to the Corporate Governance Committee or, if addressed to the Lead Director, to the Lead Director.
      Director Candidates. The criteria for Board membership as adopted by the Board include a person’s integrity, knowledge, judgment, skills, expertise, collegiality, diversity of experience and other time commitments (including positions on other company boards) in the context of the then-current composition of the Board. The Corporate Governance Committee is responsible for assessing the appropriate balance of skills brought to the Board by its members, and ensuring that an appropriate mix of specialized knowledge (e.g., financial, industry, or technology) is represented on the Board.
      Once the Corporate Governance Committee has identified a potential director nominee, the Committee in consultation with the Chief Executive Officer evaluates the prospective nominee against the specific criteria that the Board has established and as set forth in our Corporate Governance Guidelines. If the Corporate Governance Committee determines to proceed with further consideration, then members of the Corporate Governance Committee, the Chief Executive Officer and other members of the Board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to elect the new director.
      In 2004 the Corporate Governance Committee retained third-party search firms to assist the Committee in identifying and providing background checks on potential Board members. Mr. Lederman, Mr. Richards and Ms. Narodick were initially introduced to the Corporate Governance Committee by third-party search firms. Mr. Jones was initially introduced by Mr. Kiely and Mr. Rottsolk.
      The Corporate Governance Committee will consider candidates for director recommended by shareholders. Shareholders should accompany their recommendations by a sufficiently detailed description of the candidate’s background and qualifications to allow the Corporate Governance Committee to evaluate the candidate in light of the criteria described above, a document signed by the candidate indicating his or her willingness to serve if elected and evidence of the nominating shareholder’s ownership of our common stock. Such recommendation and documents should be submitted in writing to: Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860, marked to the attention of the Corporate Governance Committee.
      In addition, our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, you must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if later, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	your name and address,

•	the number of shares of our common stock which you own and when you acquired them,

•	a representation that you intend to appear at the meeting, in person or by proxy,

•	each nominee’s name, age, address and principal occupation or employment,

•	all information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules, and

•	each nominee’s executed consent to serve as a director if so elected.
      The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.
      Shareholder Proposals. In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2006 Annual Meeting, we must receive the written proposal no later than November 23, 2005. Such proposals also must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials.
      In order for a shareholder proposal to be raised from the floor during the 2005 Annual Meeting, written notice of the proposal must be received by us not less than 60 nor more than 90 days prior to the meeting or, if later, by the 10th business day following the first public announcement of the meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	a brief description of the business you wish to bring before the meeting, the reasons for conducting such business and the language of the proposal,

•	your name and address,

•	the number of shares of our common stock which you own and when you acquired them,

•	a representation that you intend to appear at the meeting, in person or by proxy, and

•	any material interest you have in the business to be brought before the meeting.
      The Chairman of the Board, if the facts so warrant, may direct that any business was not properly brought before the meeting in accordance with our Bylaws.
      If you wish to obtain a free copy of our Bylaws, please contact Kenneth W. Johnson, Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860. The Bylaws are available on our web site: www.cray.com under Investors-Corporate Governance and Charters.

How We Compensate Directors
      Cash. Each non-employee Director receives an annual retainer of $10,000, paid quarterly, and a fee of $2,500 for each meeting of the Board attended in person or $1,000 if attended telephonically. The Audit Committee chair receives an annual fee of $4,000, paid quarterly. The chairs of the Compensation Committee and the Corporate Governance Committee each receive an annual fee of $2,000, paid quarterly, and each director receives a fee of $1,000 for each committee meeting attended, whether in person or telephonically.

We continue to reimburse all expenses related to participation in meetings of the shareholders, Board and committees.
      Stock Option Awards. Each non-employee director, on the date of the Annual Meeting, is granted a non-qualified option for 20,000 shares of our common stock, vesting monthly over the next twelve months and with an exercise price equal to the fair market value of our common stock on the date of the Annual Meeting. In addition, each non-employee director, upon his or her first election to the Board, is granted an option for 20,000 shares, vesting immediately, and with an exercise price equal to the fair market value of our common stock on the date of such first election.
      We do not compensate employee directors for their service on the Board.

Director Attendance at Annual Meetings
      We encourage but do not require our directors to attend the Annual Meeting of Shareholders. We schedule a regular Board meeting on the morning before the Annual Meeting. Five of our directors attended the 2004 Annual Meeting.
The Executive Officers

How We Compensate Executive Officers
      The tables and text on pages 10, 11 and 12 describe the salaries, bonuses and other compensation paid during the last three years, options granted and exercised in 2004, and option values as of year-end 2004 for our President and Chief Executive Officer, our next four most highly compensated executive officers who were serving as executive officers at the end of 2004 and one individual who would have been one of our four most highly compensated executive officers but for the fact he was not serving as an executive officer at the end of 2004.
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation
							All Other
				Other Annual	Restricted		Compen-
Name and Principal Position	Year	Salary	Bonus(1)	Compensation	Stock(5)	Options	sation(2)

James E. Rottsolk	2004	$350,000	—	—	—	200,000	$7,658
Chief Executive Officer	2003	$337,500	$263,813	—	$131,245	—	$8,106
and President	2002	$300,000	$429,750	—	—	615,872	$86,709

Burton J. Smith	2004	$250,000	—	—	—	100,000	$6,338
Chief Scientist	2003	$246,500	$100,500	—	$ 49,996	—	$8,169
	2002	$236,000	$180,304	—	—	263,962	$7,836

Peter J. Ungaro(3)	2004	$283,333	—	—	—	400,000	$3,759
Senior Vice President	2003	$100,480	$319,680	—	$180,000	500,000	$315

Kenneth W. Johnson	2004	$220,000	$ 30,000	—	—	50,000	$7,713
Senior Vice President,	2003	$217,500	$160,440	—	$ 43,995	—	$8,327
General Counsel and CFO	2002	$210,000	—	—	—	190,889	$11,270

David R. Kiefer	2004	$225,000	—	—	—	100,000	$6,264
Senior Vice President	2003	$221,500	$ 90,450	—	$ 44,998	—	$6,725
	2002	$210,000	$160,440	—	—	256,365	$36,909

Gerald E. Loe(4)	2004	$240,000	—	$48,991	—	50,000	$6,370
Senior Vice President	2003	$237,500	$113,900	$47,796	$ 56,666	—	$5,349
	2002	$227,500	$219,650	$91,040	—	469,961	$30,019

(1)	Bonuses are shown for the year earned. The bonuses were paid in the following calendar year.

(2)	“All Other Compensation” for 2004 includes premiums for group term life insurance policies (Mr. Rottsolk — $3,660, Mr. Smith — $3,712, Mr. Ungaro — $506, Mr. Johnson — $3,712, Mr. Kiefer — $2,418 and Mr. Loe — $2,373) and our matching contributions under our 401(k) Plan

(Mr. Rottsolk — $3,998, Mr. Smith — $2,626, Mr. Ungaro — $3,253, Mr. Johnson — $4,001, Mr. Kiefer — $3,846 and Mr. Loe — $3,997).

(3)	Mr. Ungaro joined us in August 2003. The amount shown as “Bonus” for 2003 includes a one-time hiring bonus of $250,000. On March 7, 2005, Mr. Ungaro was appointed President. In connection with his appointment as President, he received a one-time appointment bonus of $300,000 that in part was in lieu of a payment under a 2004 special incentive plan based on product revenue and gross margin. We had accrued $88,647 for payment of such 2004 bonus.

(4)	Mr. Loe resigned as an officer effective October 31, 2004; he remained as an employee through January 1, 2005. The amounts shown as “Other Annual Compensation” for Mr. Loe relate to the forgiveness of certain indebtedness to us pursuant to a March 21, 2002, agreement with us.

(5)	The following individuals held the indicated number of restricted shares at December 31, 2004, with the value indicated based on the closing per share price of our common stock on the Nasdaq National Market systems on December 31, 2004, of $4.66: Mr. Rottsolk — 13,850 shares with a value of $64,541; Mr. Smith — 5,276 shares with a value of $24,586; Mr. Johnson — 4,453 shares with a value of $20,751; Mr. Kiefer — 6,456 shares with a value of $30,085; and Mr. Loe — 8,130 shares with a value of $37,886. If we were to pay dividends on our common stock, the holders of the restricted shares would be eligible to receive such dividends.

Option Grants in 2004
      The following table provides information on option grants in 2004 to each of the executive officers named in the Summary Compensation Table.

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price	Expiration	Present
Name	Granted(1)	Fiscal Year(2)	Per Share	Date	Value(3)

James E. Rottsolk	200,000	6.1%	$6.89	2/05/2014	$1,068,000
Burton J. Smith	100,000	3.1%	$6.89	2/05/2014	$534,000
Peter J. Ungaro	100,000	3.1%	$6.89	2/05/2014	$534,000
	300,000	9.2%	$3.69	9/20/2014	$86,100
Kenneth W. Johnson	50,000	1.5%	$6.89	2/05/2014	$267,000
David R. Kiefer	100,000	3.1%	$6.89	2/05/2014	$534,000
Gerald E. Loe	50,000	1.5%	$6.89	2/05/2014	$267,000

(1)	The options granted in 2004 were then exercisable 25% after the first year, and thereafter became exercisable ratably per month over the next 36 months. On March 21, 2005, the vesting of all of these options was accelerated, and all of these options then became exercisable in full. Generally, all of the executive officers’ options will expire ten years from the date of grant or earlier if employment terminates.

(2)	We granted options for an aggregate of 3,264,929 shares to employees in 2004.

(3)	We used a modified Black-Scholes model of option valuation to determine grant date present value. We do not agree that the Black-Scholes model properly determines the value of an employee stock option. Calculations for the named executive officers are based on an expected 7.1-year option term. Other assumptions used for the valuations are:

•	risk-free interest rate of 4.3%;

•	annual dividend yield of 0%; and

•	volatility of 84%.
      We did not adjust the model for non-transferability, risk of forfeiture or vesting restrictions. The actual value, if any, a named executive officer receives from a stock option will depend upon the amount by which the market value of our common stock exceeds the exercise price of the option on the date of exercise. There can be no assurance that the amount stated as “Grant Date Present Value” will be realized.
Aggregated Option Exercises in 2004 and Values as of Year-End 2004
      The following table provides information, with respect to each of the executive officers named in the Summary Compensation Table, regarding stock options exercised by such officers during 2004 and the value of unexercised options held by them at December 31, 2004.

			Shares Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2004		December 31, 2004(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James E. Rottsolk	—	—	1,093,730	460,838	$481,051	$246,749
Burton J. Smith	3,000	$17,790	874,329	201,671	$246,143	$103,557
Peter J. Ungaro	—	—	177,082	722,918	—	$291,000
Kenneth W. Johnson	3,600	$14,454	302,697	127,503	$118,928	$80,597
David R. Kiefer	15,000	$107,000	243,329	201,671	$203,543	$103,557
Gerald E. Loe	9,995	$56,362	492,284	217,921	$296,517	$156,985

(1)	“In-the-money” stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date. On December 31, 2004, the closing per share price of our common stock on the Nasdaq National Market System was $4.66.
Equity Compensation Plan Information
      The following table provides information as of December 31, 2004, with respect to compensation plans under which shares of our common stock are authorized for issuance, including plans previously approved by our shareholders and plans not previously approved by our shareholders.

Number of Shares of
	Number of Shares of		Common Stock Available
	Common Stock to be	Weighted-Average Exercise	for Future Issuance Under
	Issued Upon Exercise of	Price of Outstanding	Equity Compensation
	Outstanding Options,	Options, Warrants and	Plans (excluding shares
Plan Category	Warrants and Rights	Rights	reflected in 1st column)

Equity plans approved by shareholders(1)	10,283,161	$5.88	5,715,087
Equity plans not approved by shareholders(2)	4,001,230	$3.30	812,861

(1)	The shareholders approved our 1988, 1995 Independent Director, 1995, 1999 and 2003 stock option plans, our 2004 long-term equity compensation plan and our 2001 employee stock purchase plan. Pursuant to these stock option plans, incentive and nonqualified options may be granted to employees, officers, directors, agents and consultants with exercise prices at least equal to the fair market value of the underlying common stock at the time of grant. While the Board may grant options with varying vesting periods under these plans, most options granted to employees vest over 4 years, with 25% of the options vesting after one-year and the remaining options vesting monthly over the next three years, and most option grants to non-employee directors vest monthly over the twelve months after grant. On March 21, 2005, the vesting of all employee stock options with per share exercise prices of $2.36 or higher was accelerated; the vesting of stock options granted to non-employee directors was not accelerated. Under the 2004 long-term plan, the Board may grant restricted and performance stock grants in addition to incentive and nonqualified stock options. Under these option and equity compensation plans approved by shareholders, 5,715,087 shares remained available for grant as of December 31, 2004. Under the 2001 employee stock purchase plan, all employees are eligible to participate and currently have the right to purchase shares in three month offering periods at the lesser of (a) 85% of the fair market value of the common stock at the beginning of each offering period or (b) 100% of the fair market value of the common stock at the end of each offering period. At the 2005 Annual Meeting, the shareholders will consider a proposal to amend the Plan, including the formula for determining the purchase price of shares under the Plan. See “Proposal 2: To Amend Our 2001 Employee Stock Purchase Plan” below. The 2001 employee stock purchase plan covers a total of 4,000,000 shares; at December 31, 2004, we had issued a total of 1,048,889 shares under the 2001 plan and had a total of 2,951,111 shares available for future issuance. The first two columns do not include the shares available under the 2001 employee stock purchase plan for the offering period that spans December 31, 2004, as neither the number of shares to be issued in that offering period nor the offering price was then determinable.

(2)	The shareholders did not approve the 2000 non-executive employee stock option Plan. Under the 2000 non-executive employee stock option plan approved by the Board of Directors on March 30, 2000, an aggregate of 6,000,000 shares pursuant to non-qualified options could be issued to employees, agents and consultants but not to officers or directors. On April 1, 2004, in connection with the acquisition of OctigaBay Systems Corporation, since renamed Cray Canada Inc., we assumed that company’s key employee stock option plan, including existing options. Options may be granted to Cray Canada employees, directors and consultants. Otherwise the 2000 non-executive employee stock option plan and the Cray Canada key employee stock option plan are similar to the stock option plans described in footnote (1) above. At December 31, 2004, under the 2000 non-executive employee stock plan we had options for 3,344,217 shares outstanding and no options available for grant; under the Cray Canada key employee stock option plan, we had 657,013 options outstanding and 812,861 options available for grant. From time to time we have issued warrants as compensation to consultants and others for services without shareholder approval. As of December 31, 2004, we had no such warrants outstanding.

Management Agreements and Policies
      We have entered into Management Continuation Agreements with certain of our employees, including our current executive officers named in the Summary Compensation Table. Pursuant to these agreements, each such officer or employee is eligible to receive, in the event that his or her employment is terminated within three years following a change of control, other than for just cause, death, disability, retirement or resignation other than for good reason, as such terms are defined in the agreement, an amount equal to two times his or her annual compensation, continuation of health benefits and group term life insurance for twenty-four months thereafter and the acceleration of vesting for all options held. If these severance payments were to constitute “excess parachute payments” for federal income tax purposes, we have agreed to pay any excise taxes due with respect to those “excess parachute payments,” and any further excise taxes and federal and state income taxes due with respect to these additional payments, so that the employee receives the same after-tax compensation the employee would have received if no excise tax were imposed.
      Under the Management Continuation Agreements, “annual compensation” means the wages, salary and incentive compensation the employee received in the calendar year immediately prior to the termination. A “change of control” includes a 50% or greater change in voting power immediately following a merger or acquisition and certain changes in the composition of the Board of Directors during a thirty-six month period not initiated by our Board of Directors.
      In October 2002 the Board adopted an Executive Severance Policy that covers our officers, including the executive officers named in the Summary Compensation Table. This policy primarily applies to terminations of employment without cause or resignations for good reason (as such terms are defined in the policy); this policy does not apply if the Management Continuation Agreements described above are applicable and does not apply to terminations due to death, disability or retirement. If applicable, this policy provides for continuation of base salary, exclusive of bonus, for varying periods except as discussed below. For the Chief Executive Officer, until March 7, 2005, the period was twelve months plus one month for each year of service as an officer up to a maximum of fifteen months; for senior vice presidents, the period is nine months plus one month for each year of service as an officer up to a maximum of twelve months; and for other vice presidents, the period is six months plus one month for each year of service as an officer up to a maximum of nine months.

On March 7, 2005, the Board amended the Executive Severance Plan with respect to the salary portion of the severance payment to be paid to the Chief Executive Officer and the President. The Chief Executive Officer receives 100% of the total of the annual base salary and the executive bonus based on the target established by the Board for each year. The payment to the President is based on his total annual base salary, the executive bonus based on the target established by the Board for each year and an override bonus based on gross margin and the Board-approved plan for each year, with the President receiving 200% of such compensation if he were severed before the end of March 2008 and 100% of such compensation thereafter. This policy also provides for continued payment of our portion of medical, dental, vision and life insurance benefits, extension of a period to exercise stock options if permitted by the applicable option agreement and executive outplacement services. To receive these benefits the officer must provide a general release and continue to comply with his or her confidentiality and other agreements with us. Our obligations under this policy are unfunded and the Board has the express right to modify or terminate this policy at any time. The arrangements with Mr. Loe in connection with his resignation in 2004 were pursuant to the Executive Severance Policy as then in effect.
      On March 7, 2005, we entered into a letter agreement with Mr. Ungaro regarding his position as President. Under that agreement, as President, Mr. Ungaro will receive a base salary of $350,000 effective March 1, 2005, a one-time appointment bonus of $300,000 and will be eligible for an award of 75% of base salary under our executive bonus plan, and will receive an override bonus based on our total gross margin of our total revenue, as the gross margin is reported in our public financial statements. The bonus would be .0035 of the gross margin up to the gross margin target in the plan approved by the Board for such year, and .006 of gross margin in excess of such approved gross margin. The override bonus would be paid quarterly, after filing of the applicable Reports on Forms 10-Q or 10-K with the Securities and Exchange Commission, with any true-up necessary in the payment for the fourth quarter of each fiscal year.

Compensation Committee Interlocks and Insider Participation
      The current members of the Compensation Committee are Frank L. Lederman, John B. Jones, Jr., Stephen C. Kiely and Kenneth W. Kennedy, Jr. During 2004, David N. Cutler served on the Compensation Committee until his retirement from the Board at the 2004 Annual Meeting at which time he was replaced by Mr. Lederman. Mr. Jones joined the Committee upon his election to the Board in December 2004. No member of the Compensation Committee was an officer or employee of Cray Inc. or any of our subsidiaries in 2004 or formerly. In addition, none of our executive officers served on the board of directors of any entity whose executive officers included one of our directors.

Report on Executive Compensation for 2004 by the Compensation Committee
      The Compensation Committee of the Board of Directors is responsible for reviewing and approving our compensation philosophy and reviewing on a periodic basis the competitiveness of our compensation plans and benefits programs to ensure that we attract and retain highly qualified executive officers and other employees, motivate our executive officers and other employees to achieve our business objectives and align the interests of the executive officers and other employees with the long-term interests of the shareholders. The Committee is composed exclusively of independent directors who are neither our employees nor our former employees nor eligible to participate in any of our executive compensation programs other than as directors under our 2003 Stock Option Plan and the 2004 Long-Term Equity Compensation Plan.
      The Compensation Committee has the authority to determine the compensation of our executive officers other than the Chief Executive Officer. The Board (acting in executive session without the presence of the Chief Executive Officer) determines the compensation of the Chief Executive Officer based on the recommendation of the Committee.
      Philosophy. Our philosophy is to provide compensation policies, plans and programs designed to attract and retain the best personnel to allow us to achieve our goals and maintain our competitive posture. We seek to foster an environment that rewards superior performance and aligns the interests of our employees to the long-term interests of our shareholders through equity incentives.

      Annual Salary and Bonus Plan. The Committee determines an annual compensation plan for our executive officers, other than for the Chief Executive Officer, after soliciting the recommendations of the Chief Executive Officer. In making individual base salary decisions, the Committee considers each officer’s duties, the quality of the individual’s performance, the individual’s potential, market compensation practices, the contribution the officer has made to our overall performance, our financial status and salary levels in comparable high technology companies. The Committee also compares the salary of each officer with other officers’ salaries, taking into account the number of years employed by us, the possibility of future promotions and the extent and frequency of prior salary adjustments.
      Our management bonus plan is a material element of the annual compensation program for our executive officers and other key employees. The 2004 management bonus plan provided for bonuses as a percentage of salary based on our achieving certain specified goals regarding net operating income and, with respect to each executive officer, the officer meeting certain individual performance goals. For 2004, the Committee granted no bonuses to our executive officers under this plan. The bonus to Mr. Johnson for 2004 was for his contributions in accepting the position of Chief Financial Officer on an interim basis in the fall of 2004 in addition to his other responsibilities. The 2005 management bonus plan is similar to the 2004 plan and is based on income from operations and each officer meeting individual performance goals.
      Equity. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the current stock ownership of the officer, relevant industry experience, the impact of the officer’s contribution, the number of years each officer has been employed by us, the possibility of future promotions, the extent and frequency of prior option grants and the officer’s unvested stock option position. Options have been granted subject to four-year vesting periods to encourage the officers and key employees to remain in the employ of the Company. In 2004 stock options were granted to executive officers upon consideration of these factors.
      Chief Executive Officer. The Committee recommends to the Board the compensation of Mr. Rottsolk, the Chief Executive Officer, including base salary and bonus plan. In recommending Mr. Rottsolk’s compensation, the Committee considers such multiple factors as its deems appropriate, including our performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, other relevant market data and prior awards, as well as the factors used in determining the compensation of the other executive officers. Mr. Rottsolk participates in the bonus and stock option plans on the same basis as with the other executive officers.
      Section 162(m). Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. We do not expect the levels of salary and bonus paid by us to exceed this limit. Under IRS regulations, the $1 million limit on deductibility does not apply to compensation received through the exercise of stock options that meet certain requirements. It is our current policy generally to grant options that meet those requirements.

The Compensation Committee

Frank L. Lederman, Chairman
John B. Jones, Jr.
Kenneth W. Kennedy, Jr.
Stephen C. Kiely

INDEPENDENT PUBLIC ACCOUNTANTS
Information Regarding our Independent Public Accountants
      Deloitte & Touche LLP has served as our independent auditors since 1987 and audited our 2004 financial statements. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement and to respond to appropriate questions. The Audit Committee has not selected a firm to serve as our auditors for 2005 yet, pending an engagement proposal from Deloitte & Touche LLP.

Services and Fees
      The following table lists the fees for services rendered by Deloitte & Touche LLP for 2004 and 2003:

Services	2004	2003

Audit Fees(1)	$1,419,000	$699,000
Audit-Related Fees(2)	$29,000	$85,000
Tax Fees(3)	$228,000	$136,000
All Other Fees(4)	—	—

Total	$1,649,000	$920,000

(1)	Audit services billed in 2004 consisted of: audit of our annual financial statements, audits of the Company’s assessment of its internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of our quarterly financial statements, statutory and regulatory audits, consents, comfort letters and other services related to filings with the Securities and Exchange Commission and capital raising offerings. Services billed in 2003 consisted of: audit of our annual financial statements, reviews of our quarterly financial statements, statutory and regulatory audits, consents, comfort letters and other services related to filings with the Securities and Exchange Commission.

(2)	Audit-related services billed in 2004 consisted of employee benefit audits. Audit-related services billed in 2003 consisted of: financial accounting and reporting consultations, Sarbanes-Oxley Act Section 404 advisory services and employee benefit audits.

(3)	Tax services billed in 2004 and 2003 consisted of tax compliance and tax planning and advice.

•	Fees for tax compliance services totaled $70,000 in 2004 and $74,000 in 2003. Tax compliance services are services rendered, based upon facts already in existence or transactions already occurred, to document, compute and obtain government approval for amounts to be included in tax filings. Such services consisted of federal, state and local income tax return assistance, sales and use, property and other tax return assistance, assistance with tax return filings in certain foreign jurisdictions and transfer pricing documentation.

•	Fees for tax planning and advice services totaled $158,000 in 2004 and $62,000 in 2003. Tax planning and advice are services rendered with respect to proposed transactions or that structure a transaction to obtain a particular tax result. Such services consisted of tax advice related to research and development tax credits and tax advice related to intra-group restructuring.

(4)	There were no fees billed for other services in 2004 or 2003.
      The Audit Committee has determined that the provision by Deloitte & Touche LLP of non-audit services for us in 2004 is compatible with Deloitte & Touche LLP’s maintaining its independence.
      The Audit Committee has approved Deloitte & Touche LLP to perform the following non-audit services for us during 2005:

•	Consultations and consents related to SEC filings and registrations statements

•	Audits of employee benefit plans

•	Statutory audits required by our foreign subsidiaries and consultation of accounting matters

•	Tax planning and tax compliance for the U.S. and foreign income and other taxes

•	Assistance related to implementation of Section 404 of the Sarbanes-Oxley Act of 2002

Audit Committee Pre-Approval Policy
      All audit, tax and other services to be performed by Deloitte & Touche LLP for us must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval is granted usually at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting. During 2004, all services performed by Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with this policy.
Report on the 2004 Financial Statements and Independent Public Accountants by the Audit Committee
      The Audit Committee of the Board of Directors has furnished the following report:
      Our management has the responsibility for the financial statements and for their integrity and objectivity. To help fulfill this responsibility, management maintains a system of internal controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that transactions are executed in accordance with management’s authorizations and are reflected accurately in our records. The Audit Committee oversees the fulfillment by management of its responsibilities over financial controls and the preparation of the financial statements. The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2004, and discussed such statements with management and the Company’s independent auditors, Deloitte & Touche LLP, including discussions concerning the quality of accounting principles, reasonableness of significant judgments and disclosures in the financial statements.
      The Audit Committee also has discussed with the Company’s independent auditors such matters relating to the performance of the audit as are required to be discussed by Statements of Auditing Standards No. 61 (Communications with Audit and Finance Committees, as amended). Additionally, the Committee has discussed with the independent auditors their independence with respect to the Company and considered whether their provision of non-audit services is compatible with maintaining that independence. In this consideration, the Committee reviewed the fees billed by the independent auditors as disclosed above. The Company has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1.
      In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The Audit Committee

Daniel C. Regis, Chairman
Sally G. Narodick
Stephen C. Richards

STOCK PERFORMANCE GRAPH
      The graph below compares the cumulative total return to shareholders for our common stock with the comparable return of the Nasdaq Stock Market (U.S. companies) Index and the Nasdaq Computer Manufacturer Stocks Index.
      The graph assumes that a shareholder invested $100 in our common stock on December 31, 1999, and that all dividends were reinvested. We have never paid cash dividends on our common stock. All return information is historical and is not necessarily indicative of future performance.
COMPARISON OF CUMULATIVE TOTAL RETURN AMONG OUR COMMON STOCK,
THE NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX AND THE NASDAQ
COMPUTER MANUFACTURER STOCKS INDEX THROUGH DECEMBER 31, 2004

	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04

Cray Inc.	100.0	33.3	41.6	170.4	220.7	103.6
Nasdaq Stock Market (U.S.)	100.0	60.3	47.8	33.1	49.4	53.8
Nasdaq Computer Manufacturer Stocks	100.0	57.0	39.3	26.0	36.2	47.3
DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD
Proposal 1:     To Elect Nine Directors For One-Year Terms
      Our Bylaws fix the number of members of our Board at ten, subject to a reduction to nine effective as of the 2005 Annual Meeting. Ten directors presently serve on our Board of Directors for terms ending at the 2005 Annual Meeting. The Board has nominated Ms. Narodick and Messrs. Jones, Kennedy, Kiely, Lederman, Regis, Richards, Rottsolk and Smith for reelection to the Board, each to hold office until the Annual Meeting in 2006.
      Daniel J. Evans will retire from the Board effective with the 2005 Annual Meeting. Mr. Evans joined our Board in 1990 and has provided invaluable assistance and guidance to us. We thank him for his many contributions to Cray.

      We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy.
      Board Recommendation: The Board of Directors recommends that you vote “for” the election of all nominees for director.
      Information about each nominee for director is set forth below.
John B. Jones, Jr.
      Mr. Jones, 60, joined the Cray Board in December 2004. He was a leading high technology equity research analyst for nearly twenty years. Until his retirement in the fall of 2004, Mr. Jones was a Senior Managing Director at Schwab SoundView Capital Markets. He joined SoundView in 2002 as a Senior Equity Research Analyst. From 1992 to 2002, Mr. Jones was a Managing Director and Senior Analyst at Salomon Brothers, Salomon Smith Barney and Citibank, where he covered the Server and Enterprise Hardware, Printer and Test & Measurement industries. From 1985 to 1992, he was a partner and senior analyst at Montgomery Securities. Prior to his career as an equity research analyst, Mr. Jones held various positions in the computer industry at Stratus Computer, Wang Laboratories and IBM. He received his B.S. degree from the University of Oregon.
Kenneth W. Kennedy, Jr.
      Professor Kennedy, 59, joined our Board in 1989. He is the John and Ann Doerr Professor of Computational Engineering at Rice University and also is currently Director of the Center for High Performance Software at Rice University. He directed the National Science Foundation Center for Research on Parallel Computation from 1989 to January 2000. From 1997 to 1999, Professor Kennedy served as Co-Chair of the President’s Information Technology Advisory Committee and remained a member of that committee until 2001. He is a Fellow of the Institute of Electrical and Electronics Engineers, the Association for Computing Machinery, and the American Association for the Advancement of Science and has been a member of the National Academy of Engineering since 1990. In 1999, he was named recipient of the ACM SIGPLAN Programming Languages Achievement Award, the third time this award was given. He received his M.S. and Ph.D. degrees from New York University.
Stephen C. Kiely
      Mr. Kiely, 59, joined our Board in 1999. He is Chairman of Stratus Technologies Inc., headquartered in Maynard, Massachusetts. Mr. Kiely has served in his present position at Stratus Technologies since 1999 when Stratus was purchased from Ascend Communications and he served as Chief Executive Officer of Stratus Technologies from 1999 through June 2003. Mr. Kiely joined Stratus in 1994 and held various executive positions with Stratus, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer and IBM. Mr. Kiely is a past member of the Advisory Council for the School of Engineering at Rice University, has served as a board member of the Massachusetts Technology Park Corporation and was a member of an advisory board to the President of the State University of New York at New Paltz. Mr. Kiely received his B.A. in Mathematics at Fairfield University and his M.S. in Management at the Stanford University Graduate School of Business.
Frank L. Lederman
      Dr. Lederman, 55, joined our Board in May 2004. He served as a Vice President and Chief Technical Officer of Alcoa, Inc., from 1995 to his retirement in 2002. From 1988 to 1995, Dr. Lederman was with Toronto-based Noranda Inc., where he served as Senior Vice President, Technology. His responsibilities included directing the Noranda Technology Center in Montreal. Before joining Noranda, he was with General Electric Company from 1976 to 1988 serving in a number of positions in management and as a physicist, including as manager of electronics research programs and resources in the Corporate Research and

Development Center in Schenectady, N.Y. Dr. Lederman received a M.S. and Ph.D. in Physics at the University of Illinois and a B.S. and M.S. at Carnegie-Mellon University, and was a Post-Doctoral Fellow in Electrical Engineering at the University of Pennsylvania.
Sally G. Narodick
      Ms. Narodick, 59, joined our Board in October 2004. She is a retired educational technology and e-learning consultant. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company sold to IBM in 1996. From 1973 to 1987, she served in a variety of financial management capacities at Seafirst Corporation and Seafirst Bank, and was a securities analyst at Paine Webber from 1970 to 1973. She also serves as a Board member of Penford Corporation, Puget Energy, Inc., Solutia Inc. and SumTotal Systems. A graduate of Boston University, Ms. Narodick earned an M.A. in Teaching from Columbia University and an M.B.A. from New York University.
Daniel C. Regis
      Mr. Regis, 65, joined our Board in 2003. He currently is Managing Director of Digital Partners, a venture capital fund specializing in Northwest emerging technology companies, which he co-founded in 2000. From 1996 to 1999, he was President of Kirlan Venture Capital, Inc., where he managed similarly focused technology funds. Prior to that, Mr. Regis spent thirty-two years with Price Waterhouse LLP, including serving as managing partner of the Seattle office and previously of the Northwest and Portland, Oregon offices. He is a director of Columbia Banking System, Inc., and Art Technology Group, Inc. He received his B.S. from Seattle University.
Stephen C. Richards
      Mr. Richards, 51, joined our Board in October 2004 and is currently a private investor. Previously he served as Chief Operating Officer and Chief Financial Officer of McAfee, Inc., the leading provider of intrusion prevention and risk management solutions, a position he held for four years until his retirement in December 2004. He served as Chief Online Trading Officer of E*TRADE Group, Inc., a position he held from March 1999 to June 2000. From 1998 to February 1999, he served as Senior Vice President, Corporate Development and New Ventures at E*TRADE, following two years as E*TRADE’s Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to joining E*TRADE in April 1996, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/ Deputy Controller of Becker Paribas and First Vice President/ Controller of Jefferies and Company, Inc. Mr. Richards is a Certified Public Accountant. He received a B.A. from the University of California at Davis and an M.B.A. in Finance from the University of California at Los Angeles. Mr. Richards is a member of the Board of Directors of Tradestation Group Inc. and Zantaz, Inc., and is a member of the Board of Governors of the Pacific Stock Exchange.
James E. Rottsolk
      Mr. Rottsolk, 60, is one of our co-founders and serves as Chairman and Chief Executive Officer. He has served as our Chief Executive Officer from our inception in 1987 through September 2001 and from March 2002 to the present. He served as President from 1987 through September 2001 and from March 2002 until March 7, 2005. He has served as Chairman of the Board since December 2000. Prior to 1987, Mr. Rottsolk served as an executive officer with several high technology companies. Mr. Rottsolk received his B.A. from St. Olaf College and his A.M. and J.D. degrees from the University of Chicago.
Burton J. Smith
      Mr. Smith, 64, is one of our co-founders and has been our Chief Scientist and a director since 1988. He served as Chairman from 1988 to 1999. Mr. Smith is a recognized authority on high performance computer architecture and programming languages for parallel computers. He is the principal architect of the Cray MTAtm system and heads our Cascade project. Mr. Smith was a Fellow of the Supercomputing Research

Center (now the Center for Computing Sciences), a division of the Institute for Defense Analyses, from 1985 to 1988. In 2003, he received the Seymour Cray Computing Engineering Award from the IEEE Computer Society and was elected as a member of the National Academy of Engineering. He was honored in 1990 with the Eckert-Mauchly Award given jointly by the Institute for Electrical and Electronic Engineers and the Association for Computing Machinery, and was elected a Fellow of both organizations in 1994. Mr. Smith received his S.M., E.E. and Sc.D. degrees from the Massachusetts Institute of Technology.

Proposal 2:	To Amend Our 2001 Employee Stock Purchase Plan
      We propose to amend our 2001 Employee Stock Purchase Plan (the “Plan”) in order to comply with the requirements of Statement of Accounting Financial Standards No. 123(R), Accounting for Stock-Based Compensation (“SFAS 123(R)”) and to provide administrative improvements. The amendments do not increase the number of shares to be issued under the Plan and do not change the eligibility of employees. The shareholders originally approved 4,000,000 shares to be issued under the Plan at our 2002 Annual Meeting; at March 16, 2005, we had issued a total of 1,188,327 shares under the Plan and have 2,811,673 shares remaining available for future issuance.
      Proposed Amendments. SFAS 123(R), as adopted by the Financial Accounting Standards Board, will require us to report the fair value of our stock-based compensation beginning on July 1, 2005. Although most of the attention regarding SFAS 123(R) has focused on employee stock options, it also applies to employee stock purchase plans and it treats the purchase rights granted to employees in such plans as options that must be so valued.
      Under SFAS 123(R), we avoid reporting a compensation expense by making two adjustments to the Plan. First, we need to change the way the purchase price of the common stock is determined. In each three month offering period, the purchase price currently is the lower of (a) 85% of the fair market value of our common stock at the beginning of the offering period or (b) 100% of the fair market value at the end of the offering period. We believe that this structure best aligned our employees’ interests with those of our shareholders because if the market price of our stock declined more than 15% during an offering period, the employees no longer received a benefit; this structure produced the highest benefit when the market price of our common stock increased during an offering period.
      Under SFAS 123(R), we must sell stock under the Plan to participants based only on the market price at the end of the offering period — there is no “look-back” to the market price at the beginning of the offering period, and as a practical matter there can be only a 5% discount off the market price at the end of the period. Under the proposed amendments, the purchase price for our common stock will be 95% of the market value at the end of each offering period.
      Secondly, we also must allow participating employees to withdraw from the Plan at any time until the shares are purchased, and have their withheld funds returned to them if they so request, without interest.
      In addition, we have had some practical issues in the administration of the Plan. The offering period ends on the same day as a payroll period, the 15th day of a month. We have run into difficulties in having our Plan administrator receive and enter the most current payroll information into its system promptly so that participants can receive the appropriate number of purchased shares in their account as soon as practical after the end of the offering period. Under the proposed amendments, we will determine the purchase price for each offering period on the fourth business day after the offering period ends, which will provide us four business days to provide the payroll information to our Plan administrator. We believe that this change will reduce delays in having shares entered into participating employee accounts.
      Finally, we propose to permit our Board of Directors to amend the Plan in the future without further shareholder approval if necessary to continue to qualify the Plan as an employee stock purchase plan for purposes of Section 423 of the Internal Revenue Code, as amended, or any successor provision, and to insure that we will not have to expense the purchase rights under the Plan for financial statement reporting purposes under SFAS 123(R) or successor provisions.

      Description of the Plan as Amended. The Plan is an employee benefit program that enables eligible employees to purchase shares of our common stock via payroll deductions without incurring broker commissions and with a 5% deduction from market price. Subject to adjustment as provided in the Plan, a maximum of 4,000,000 shares of common stock are reserved for issuance under the Plan with 2,811,673 shares available for future issuance as of March 16, 2005. The Plan will terminate on the earlier of September 11, 2011, or the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan. A copy of the Plan as proposed to be amended is attached as an exhibit to this Proxy Statement.
      The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee is authorized to administer and interpret the Plan and to make such rules and regulations as it deems necessary to administer the Plan.
      All individuals employed by us, other than those employees whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months in any particular calendar year, are eligible to participate in the Plan. Our officers (subject to Rule 16b-3 under the Securities Exchange Act of 1934, as amended) are also eligible to participate. However, no employee (whether before or after exercising any rights under the Plan) who would own or be deemed to own stock (including any stock that may be purchased under any outstanding options) possessing 5% or more of the total combined voting power or value of all classes of our stock is eligible to participate in the Plan. Non-employee directors are also not eligible to participate.
      Eligible employees may elect to contribute from $25.00 per semi-monthly pay period up to 15% of their gross base pay. However, no participant may purchase more than $25,000 of our common stock under the Plan in any one calendar year. Each participant may enroll in three-month periods, in which shares of common stock are purchased on the fourth business day after the last day of each offering period. A separate offering will usually commence on March 16, June 16, September 16 and December 16 of each year. The Committee has the authority to change the offering periods. The purchase price per share will be equal to the 95% of the closing market price on the fourth business day after the end of the offering period.
      Purchase rights granted under the Plan are not assignable or transferable other than by will or by the laws of descent and distribution following the participant’s death. A participant may elect at any time up to the fourth business day after the end of an offering period to terminate participation and either to withdraw the accumulated funds or to have the funds deposited to date held for the purchase of shares at the end of the offering period.
      As of March 1, 2005, 897 employees of the Company were eligible to participate in the Plan and 309 employees were participating, including two executive officers, Messrs. Johnson and Kiefer. In 2004, we issued 404,268 shares of common stock to employees, converting some $1.85 million of salary from cash to stock.
      U.S. Tax Consequences. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Under the Code, no taxable income is recognized by the participant with respect to shares purchased under the Plan either at the time of enrollment or at any purchase date. Taxable income is recognized only when a participant disposes of the shares.
      If the participant disposes of shares purchased pursuant to the Plan after the later of (a) two years from the enrollment date or (b) one year from the date on which the shares were purchased, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price, or (2) 5% of the fair market value of the shares on the enrollment date. Any gain on the disposition in excess of the amount treated as ordinary income will be treated as capital gain. We are not entitled to take a deduction for the amount of the discount in the circumstances indicated above.
      If the participant disposes of shares purchased pursuant to the Plan before the expiration of the required holding period described above, the participant will recognize ordinary income equal to the excess of the fair market value of the stock on the purchase date over the purchase price. Any further gain will be treated as capital gain. In that case we are entitled to a deduction equal to the amount the participant is required to report as ordinary compensation income.
      Employee Support. We have reviewed the requirements of SFAS 123(R) as they apply to the Plan with our employees through a survey. While a variety of viewpoints were expressed and we expect that there may be some decrease in overall participation, the Plan as proposed to be amended still gathered broad support among our employees. We believe that the amendments appropriately balance employee interests in purchasing our common stock and shareholders’ interests in not having a significant non-cash charge on our statement of operations.
      Board Action. The Board approved the amendments to the Plan on March 21, 2005, subject to shareholder approval and subject to SFAS 123(R), as proposed, becoming effective. If SFAS 123(R) does not become effective, and there are proposals before Congress to delay the effective date of SFAS 123(R), then the amendments would not become effective, although the Committee may amend the Plan to provide administrative improvements without shareholder approval. If the Shareholders do not approve the proposed amendments, then the Committee will determine whether to continue or terminate the Plan.
Board Recommendation: The Board of Directors recommends that you vote “for” approval of the amendments to our 2001 Employee Stock Purchase Plan.
OTHER BUSINESS
      The Board knows of no other matters to be brought before the Annual Meeting of Shareholders. If, however, other matters are properly presented at the meeting, the individuals designated on the proxy card will vote your shares according to their judgment on those matters.
      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including financial statements and schedules, forms a part of our 2004 Annual Report that was mailed to shareholders with this Proxy Statement. The Annual Report is available on our web site: www.cray.com under Investors — Financials — SEC Filings. Additional copies of the 2004 Annual Report on Form  10-K may be obtained without charge by writing to Kenneth W. Johnson, Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

By order of the Board of Directors,

Kenneth W. Johnson
Corporate Secretary
Seattle, Washington
April 7, 2005

Exhibit
CRAY INC.
2001 EMPLOYEE STOCK PURCHASE PLAN, as Amended
      1.     Purposes
      The Cray Inc. 2001 Employee Stock Purchase Plan (the “Plan”) is intended to provide additional incentives to employees and a convenient means by which eligible employees of the Company may purchase the Company’s shares of Common Stock and a method by which the Company may assist and encourage such employees to become shareholders of the Company.
      2.     Definitions
      As used herein, the following definitions apply:

a. “Base Salary” means the gross amount of the participant’s base salary for each payroll period, including incentive bonuses, overtime, commissions and any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program, but excluding any severance pay, hiring or relocation bonuses and pay in lieu of vacation and sick leave.

b. “Board” means the Company’s Board of Directors.

c. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

d. “Common Stock” means the Company’s common stock.

e. “Company” means Cray Inc., a Washington corporation, and all subsidiaries of Cray Inc. designated by the Plan Administrator as participating in the Plan and any corporate successor to all or substantially all of the assets or voting stock of Cray Inc. which shall by appropriate action adopt the Plan.

f. “Eligible Employee” means any employee of the Company, other than an employee whose customary employment is for 20 hours or less per week or whose customary employment is for not more than 5 months per calendar year. No employee who would after an offering pursuant to the Plan own or be deemed (under Section 425(d) of the Code) to own stock (including any stock that may be purchased under any outstanding options) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company shall be eligible to participate in the Plan.

g. “Enrollment Date” means the first day of each Offering Period.

h. “Offering Period” shall mean the three-month or other period selected by the Plan Administrator during which Participants may purchase shares of the Common Stock. Unless otherwise determined by the Plan Administrator, Offering Periods generally shall run from March 16 through June 15, June 16 through September 15, September 16 through December 15, and December 16 through March 15.

i. “Participant” means any Eligible Employee of the Company who is actively participating in the Plan.

j. “Plan Administrator” shall mean the Compensation Committee of the Board, as appointed from time to time by the Board.
      3.     Administration
      a.     Powers. The Plan Administrator shall have full authority to administer this Plan, including, without limitation, authority to interpret and construe any provision of this Plan; to determine the Offering Periods and the maximum number of shares of Common Stock which may be purchased in any one Offering Period; to determine, in accordance with Section 7(c), the fair market value of the Common Stock on any date; to prescribe, amend and rescind rules and regulations relating to this Plan; within law, to waive or modify any term or provision contained in this Plan or in any right to purchase shares of Common Stock under this Plan;

to authorize any person to execute on behalf of the Company any instrument required to effectuate this Plan; and to make all other determinations deemed necessary or advisable for the administration for this Plan. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan, any right issued hereunder or of any rule or regulation promulgated in connection herewith and all actions taken by the Plan Administrator shall be conclusive and binding on all interested parties. The Plan Administrator may delegate administrative functions to individuals who are officers or employees of the Company.
      b.     Limited Liability. No member of the Board of Directors or the Plan Administrator or officer of the Company shall be liable for any action or inaction of the entity or body, or another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with explicit provisions hereof, the Board and Plan Administrator may act in their absolute discretion in all matters related to this Plan.
      4.     Offering Periods
      a.     Determination. Shares of Common Stock shall be offered for purchase under this Plan through a series of successive Offering Periods, each to be of a duration of three months, as selected by the Plan Administrator, until such time as the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or the Plan shall have been sooner terminated in accordance with Sections 10 and 11(b).
      b.     Separate Purchase Rights. The Participant shall be granted a separate purchase right for each Offering Period in which he/she participates. The purchase right shall be granted on the Enrollment Date on which such individual first joins the Offering Period in effect under the Plan and shall be automatically exercised for successive Offering Periods, unless the Participant withdraws from the Plan.
      5.     Eligibility and Participation
      a.     Enrollment Dates. An individual who is an Eligible Employee on the start date of the Offering Period may enter that Offering Period on such start date, provided he/she enrolls in the Offering Period before such date in accordance with Section 5(b) below. That start date shall then become such individual’s Enrollment Date for the Offering Period, and on that date such individual shall be granted his/her purchase right for the Offering Period. Should such Eligible Employee not enter the Offering Period on the start date, then he/she may not subsequently join that particular Offering Period on any later date.
      b.     Enrollment Forms. To participate for a particular Offering Period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including the payroll deduction authorization) and file such forms with the Plan Administrator at least 10 business days before his/her scheduled Enrollment Date unless the Participant has participated in the previous Offering Period and has not submitted a withdrawal form to the Company.
      c.     Payroll Deductions. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan shall be at a rate of not less than $25.00 per semi-monthly pay period nor more than 15% of the Base Salary paid to the Participant during each Offering Period, unless the Plan Administrator consents to a lower amount or higher rate for all Participants. The deduction rate so authorized shall continue in effect for the remainder of the Offering Period.
      A Participant may change the amount of his or her payroll deduction for a subsequent Offering Period by filing an amended payroll deduction form at least 10 business days prior to the commencement of such subsequent Offering Period.
      Payroll deductions will automatically cease upon the termination of the Participant’s purchase right in accordance with the applicable provisions of Section 7 below.
      d.     Rule 16b-3. Employees who are officers of the Company may participate only in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time.
      e.     Participation Voluntary. Participation in this Plan shall be voluntary.

      6.     Stock Subject to Plan
      a.     Total Number. The total number of shares of Common Stock which may be issued under this Plan shall not exceed 4,000,000 shares (subject to adjustment under Section 6(b) below).
      b.     Changes to Capitalization. In the event any change is made to the Company’s outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of this Plan, (ii) the class and maximum number of shares purchasable per Participant during each Offering Period, (iii) the class and maximum number of shares purchasable in the aggregate by all Participants on any one purchase date under the Plan and (iv) the class and number of shares and the price per share of the Common Stock subject to each purchase right at the time outstanding under this Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under this Plan.
      7.     Purchase Rights
      a.     Terms and Conditions. An Employee who participates in this Plan for a particular Offering Period shall have the right to purchase shares of Common Stock during such Offering Period and the four business days thereafter, upon the terms and conditions set forth below and shall execute a subscription agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.
      b.     Purchase Price. Common Stock shall be issuable at the end of each Offering Period at a purchase price equal to 95% of the fair market value per share on the fourth business day after such Offering Period ends.
      c.     Valuation. For purposes of determining the fair market value per share of Common Stock on any relevant date, the following procedures shall be in effect:

(i) The fair market value on any date shall be equal to the last sale price of the Common Stock on such date, as reported by Nasdaq or other comparable sources. If there is no quoted price for such date, then the closing price on the next preceding day for which there does exist such a quotation, as so reported, shall be determinative of fair market value.

(ii) If Section 7(c)(i) is not applicable, the fair market value shall be determined by the Plan Administrator in good faith. Such determination shall be conclusive and binding on all persons.
      d.     Number of Purchasable Shares. The number of shares purchasable per Participant for each Offering Period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during such Offering Period by the purchase price in effect for the Offering Period. No Participant, however, may purchase shares in violation of Section 8(a).
      e.     Payment. Payment for the Common Stock purchased under the Plan shall be effected only by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first day coincident with or immediately following the Participant’s Enrollment Date into the Offering Period and shall continue through the pay period ending with or immediately prior to the last day of the Offering Period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.
      f.     Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

(i) A Participant may terminate his or her participation in the Plan, by filing at any time up to the close of business on the fourth business day after the Offering Period ends, the prescribed notification form with the Plan Administrator (or its designate). In such event, the Participant shall have the following election upon termination:

(A) to withdraw all of the Participant’s payroll deductions for such Offering Period, without interest, or

(B) to have such funds held for the purchase of shares at the end of the Offering Period in which the Participant terminated his or her participation.

Such termination will constitute a termination of participation in the Plan with respect to successive Offering Periods unless the Participant re-enrolls in the Plan pursuant to Section 7(f)(ii) with respect to a subsequent Offering Period.

(ii) The withdrawal and termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the Offering Period for which such withdrawn or terminated purchase right was granted. In order to resume participation in any subsequent Offering Period, such individual must re-enroll in the Plan by making a timely filing of a new subscription agreement and payroll withholding authorization.

(iii) If the Participant ceases to remain an Eligible Employee while his/her purchase right remains outstanding, then such individual (or the personal representative of the estate of a deceased Participant) shall have the following election, exercisable until the close of business on the fourth business date after the Offering Period in which the Participant ceases Eligible Employee status:

(A) to withdraw all of the Participant’s payroll deductions for such Offering Period, without interest, or

(B) to have such funds held for the purchase of shares at the end of the Offering Period in which his or her status as an Eligible Employee ceased.
      If no such election is made, then such funds shall be refunded, without interest, as soon as possible after the close of such Offering Period. In no event, however, may any payroll deductions be made on the Participant’s behalf following his/her cessation of Eligible Employee status.
      g.     Stock Purchase. Shares of Common Stock shall automatically be purchased on behalf of each Participant on the fourth business day after the end of each Offering Period and for all purposes shares of Common Stock purchased pursuant to the Plan shall be deemed to have been issued and sold at the close of business on the fourth business day after the last date of each Offering Period. The purchase shall be effected by applying such Participant’s payroll deductions for the Offering Period to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of purchasable shares) at the purchase price in effect for such Offering Period. Any payroll deductions not applied to such purchase because they are not sufficient to purchase a whole share shall be carried over for application in the successive Offering Period unless the Participant has withdrawn from the Plan, in which event such amount will be refunded to the Participant, without interest.
      h.     Proration of Purchase Rights. Subject to the limitations set forth in Section 6(a), the Plan Administrator may determine the number of shares of Common Stock, subject to periodic adjustment under Section 6(b), which may be purchased in the aggregate by all Participants in any one Offering Period under the Plan. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed either (i) the maximum limitation on the number of shares purchasable in the aggregate on such date or (ii) the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro rated to such individual, shall be refunded to such Participant, without interest.
      i.     Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to the shares subject to his/her outstanding purchase right until the shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.
      A Participant shall be entitled to receive, as soon as practicable after the purchase of shares for an Offering Period, a stock certificate for the number of shares purchased on the Participant’s behalf. Such certificate may, upon the Participant’s request, be issued in the names of the Participant and his/her spouse as tenants-in-common or as joint tenants with right of survivorship.
      j.     Assignability. Purchase rights granted under this Plan shall not be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant’s death, shall not be subject to execution, attachment or similar process, and shall be exercised during the Participant’s lifetime only by the Participant.
      k.     Change in Ownership. Should the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of:

(i) a sale, merger or other reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the state in which the Company is incorporated), or

(ii) a reverse merger in which the Company is the surviving corporation but in which more than 50% of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the reverse merger, then, unless the successor shall continue this Plan and assume all the obligations evidenced by the outstanding rights to purchase shares of Common Stock or shall provide equivalent rights with respect to the successor’s securities, all to the reasonable satisfaction of the Board, all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or reverse merger by applying the payroll deductions of each Participant for the Offering Period in which such transaction occurs to the purchase of whole shares of Common Stock at 95% of the fair market value of the Common Stock immediately prior to the consummation of such transaction. However, the applicable share limitations of Sections 7 and 8 shall continue to apply to any such purchase.
      The Company shall use its best efforts to provide at least 10 days’ advance written notice of the occurrence of any such sale, merger, reorganization or reverse merger, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Section 7.
      8.     Accrual Limitations
      a.     Dollar Limit. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with rights to purchase Common Stock accrued under any other purchase right outstanding under this Plan and similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.
      b.     Application. For purposes of applying such accrual limitations, the right to acquire Common Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

(i) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Common Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

(ii) If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Offering Period, then the payroll deductions which the Participant made during that Offering Period with respect to such purchase right shall be refunded, without interest.

      c.     Controlling Provision. In the event there is any conflict between the provisions of this Section 8 and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section 8 shall be controlling.
      9.     Status of Plan Under Federal Tax Laws
      This Plan is designed to qualify as an employee stock purchase plan under Code Section 423, and shall be governed and construed accordingly.
      10.     Amendment and Termination
      a.     Amendments, Suspension, Discontinuation. The Board may alter, amend, suspend or discontinue this Plan immediately following the close of any Offering Period. However, the Board may not, without the approval of the Company’s shareholders:

(i) materially increase the number of shares issuable under this Plan or the maximum number of shares which may be purchased per Participant or in the aggregate during any one Offering Period under this Plan, except that the Plan Administrator shall have the authority, exercisable without such shareholder approval, to effect adjustments to the extent necessary to effect changes in the Company’s capital structure pursuant to Section 6(b);

(ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock issuable under this Plan;

(iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in this Plan; or

(iv) adopt amendments which require shareholder approval under applicable law, including Section 16(b) of the Securities Exchange Act of 1934,
provided, however, that notwithstanding the foregoing the Board without further shareholder approval may amend the Plan in any way (A) necessary to qualify the Plan as an employee stock purchase plan under Code Section 423, as such section may be amended and/or superceded by a successor provision from time to time, or (B) to insure that the purchase rights under the Plan will not be expensed for financial statement reporting purposes under SFAS No. 123(R), Accounting for Stock-Based Compensation, as amended and/or superceded by a successor provision from time to time.
      b.     Termination of Purchase Rights. The Company shall have the right, exercisable in the sole discretion of the Plan Administrator, to terminate all outstanding purchase rights under this Plan immediately following the close of any Offering Period. Should the Company elect to exercise such right, then this Plan shall terminate in its entirety. No further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected, under this Plan.
      11.     General Provisions
      a.     Requirements. No shares of Common Stock shall be issued hereunder, until (i) this Plan shall have been approved by the Company’s shareholders and (ii) the Company shall have complied with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, applicable laws of foreign countries and other jurisdictions, the requirements of any quotation service or stock exchange upon which the shares may then be listed, and all other applicable requirements established by law or regulation.
      b.     Plan Termination. This Plan shall terminate upon the earlier of (i) September 30, 2011 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under this Plan. In the event shareholder approval is not obtained, or such legal compliance is not effected, within 12 months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all funds collected by the Company shall be returned to all subscribers, without interest.

      c.     Costs. All costs and expenses incurred in the administration of this Plan shall be paid by the Company.
      d.     No Status as Employee. Neither the action of the Company in establishing the Plan, or any action taken under this Plan by the Board or the Plan Administrator, nor any provision of this Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.
      e.     No Segregation of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purposes and the Company shall not be obligated to segregate the payroll deductions.
      f.     No Interest. No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the payroll deductions contemplated herein, or on any other assets held hereunder for the Participant’s account.
      g.     Governing Law. The provisions of this Plan shall be governed by the laws of the State of Washington.
      As amended by the Board of Directors on March 21, 2005, and approved by the Shareholders on                     .

PROXY

CRAY INC.

Annual Meeting of Shareholders May 11, 2005, 2:00 p.m.
411 First Avenue South, Seattle, Washington

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints James E. Rottsolk, Burton J. Smith and Kenneth W. Johnson, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Cray Inc. (the “Company”) on May 11, 2005, and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted for the proposals to elect nine directors, each to serve a one-year term, and to approve the amendments to our 2001 Employee Stock Purchase Plan. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.

If you vote by Internet or telephone, please do not return this proxy.

(Continued and to be marked, dated and signed on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

Mark Here
For Address
Change or
Comments.

1.	Election of nine directors, each to serve a one-year term	FOR	WITHHOLD
		all nominees	AUTHORITY
		listed (except	to vote for
	(Instructions: To withhold authority to vote for any individual,	as withheld)	nominees listed
strike a line through the nominee’s name below.)

Nominees:	01 John B. Jones, Jr.
02 Kenneth W. Kennedy, Jr.
03 Stephen C. Kiely
04 Frank L. Lederman
05 Sally G. Narodick
06 Daniel C. Regis
07 Stephen C. Richards
08 James E. Rottsolk
09 Burton J. Smith

2.	Approval of the amendments to our 2001 Employee Stock Purchase Plan	FOR	AGAINST	ABSTAIN

The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.

The Board of Directors recommends that you vote for election of named Directors and in favor of Proposal 2.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signatures(s)	Date:	, 2005

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Δ FOLD AND DETACH HERE Δ